Exhibit 23.1

               Consent of Independent Certified Public Accountants

We consent to use of our report dated January 20, 2004 included in Levitt Corporation's Current Report on Form 8-K with respect to the consolidated financial statements of Bluegreen Corporation for the year ended December 31, 2003 and to the incorporation by reference in (i) Levitt Corporation's Registration Statement on Form S-3 (Registration No. 333-113007) relating to the offering of up to 5,750,000 shares of the Company's Class A Common Stock, (ii) Levitt Corporation's Registration Statement on Form S-8 (Registration No. 333-111728) relating to Levitt Corporation Security Plus 401(k) Plan and (iii) Levitt Corporation's Registration Statement on Form S-8 (Registration No. 333-111729) relating to Levitt Corporation 2003 Stock Incentive Plan.


West Palm Beach, Florida                             /s/ Ernst & Young LLP
March 25, 2004